Exhibit 99.1

RAMACO RESOURCES REPORTS

FIRST QUARTER 2024 RESULTS

LEXINGTON, KY., May 8, 2024 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today reported financial results for the three months ended March 31, 2024.

FIRST QUARTER 2024 HIGHLIGHTS

●	For the three months ended March 31, 2024, the Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $24.2 million, compared to $58.5 million in the fourth quarter of 2023. (See “Reconciliations of Non-GAAP Measure” below.)

●	For the three months ended March 31, 2024, the Company had net income of $2.0 million, compared to $30.0 million in the fourth quarter of 2023. Class A EPS was $0.00 for the three months ended March 31, 2024, compared to $0.60 for the three months ended December 31, 2023.

●	First quarter of 2024 results were negatively impacted by a combination of lower index pricing, especially in March, and higher mine costs. The Company shipped over half of its export tons in March, when indices were at their lows. In addition, first quarter of 2024 mine costs were impacted by challenging geology and labor constraints at Elk Creek, both of which are expected to improve throughout the second quarter, and especially in the back half of 2024.

●	The Board declared a quarterly cash dividend of $0.2376 per share on the CORE Resources Class B shares. This will be payable on June 15, 2024, to shareholders of record on June 1, 2024. The payout level of the Class B dividend based on royalties and infrastructure income has remained steady for the past few quarters. The Board also approved and declared a quarterly Class A common stock cash dividend of $0.1375 per share for the second quarter of 2024, which is payable on June 15, 2024, to shareholders of record on June 1, 2024.

●	The Company recently closed an agreement to both extend and increase the size of its existing Revolver facility with KeyBank, NA and a bank syndicate. The new facility increases the Revolver from $125 million to $200 million with an accordion feature to increase the ultimate size by an additional amount of $75 million to $275 million. The term of the new facility is five years, increased from an original three years.

MARKET COMMENTARY / 2024 OUTLOOK

●	The Company is maintaining all full-year 2024 guidance, which can be seen in the “Financial Guidance” section of today’s press release.

●	The Company has 1.4 million tons committed to North American customers at an average realized price of $167 per ton, and 0.7 million tons mostly already shipped and sold to seaborne customers at an average realized price of $150 per ton, for a total of 2.1 million tons committed at an average realized price of $162 per ton. The Company has an additional 2.0 million tons committed at mostly index-linked pricing for delivery to export customers, bringing total 2024 sales commitments to 4.2 million tons. This would equate to 100% of the midpoint of 2024 production guidance.

●	The Company notes that its 4 main growth initiatives for 2024 remain on track and on budget. The additions of the Ram 3 surface / highwall mine and the third section at the Stonecoal Alma mine should ultimately add roughly 600,000 tons to overall 2024 Elk Creek production on an annualized basis, with both beginning to ramp up by mid-year 2024. The addition of the third section at the Berwind mine should ultimately add roughly 300,000 tons of low vol production on an annualized basis, with first production during the fourth quarter of

2024. Costs at these new mines are anticipated to be roughly $90-95 per ton on a combined basis. Lastly, we continue to anticipate the prep plant at Maben to be fully operational before year-end 2024, which will reduce current trucking costs of approximately $40 per ton.

●	The Company anticipates second quarter shipments of 850,000 – 950,000 tons of coal and expects an increasing sales cadence throughout 2024. As noted above, Ramaco anticipates adding almost 1 million tons of annualized production compared to current run-rates before year-end 2024. Overall mine costs are expected to meaningfully decline in the back half of 2024, as volumes are anticipated to be materially above levels in the first half of 2024.

●	The Company continues to progress on additional mining and chemical testing at its critical mineral Brook Mine in Sheridan, Wyoming. The Company continues to anticipate the completion of its techno economic analysis of the project within 2024.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Our first quarter results were clearly below our expectations. This was due to the combination of lower prices throughout the quarter and especially in March, as well as higher than expected mine costs from challenging geology and labor conditions at Elk Creek. I am confident, however, that results will improve throughout the year. We are on track to increase our production levels from executing on our growth plan, working to reduce costs and continuing our strong 2024 marketing against largely committed sales for the balance of the year.

There are similarities about the start to this year that we have seen before. In 2023, we had the dynamic where the second half of the year was significantly stronger than the first half of the year. This was due not only to seasonal influences of steel markets, but importantly also from an operational standpoint. We went from being a 3 to a 4 million ton per annum company in the second half with resulting positive financial impact. Ironically, in 2024 an analogous situation may play out.

By this fourth quarter, we hope to be producing almost a million tons more on an annualized basis. It is our goal to exit 2024 at almost a 5 million ton per annum sales and production rate, as well as reduce our cost profile to at or below $100 per ton cash mine costs. We anticipate the second half overall cost decline to come not only from this increased production but also changes in mine geology, labor and productivity.

In terms of the met markets, prices fell meaningfully by about $55 per ton, or 20% throughout the first quarter of 2024 on the back of muted global demand. This drop accelerated almost $30 per ton or 12% in March alone. Specifically, U.S. high vol A indices ended the first quarter more than $55 per ton below fourth quarter of 2023 average prices. The large price drop occurring in March, unfortunately hit when we shipped the majority of our first quarter index priced export shipments.

Since March, pricing appears to have recently stabilized. There are perhaps several reasons including renewed buying activity from Asian steel mills, coupled with the closure of some higher cost, mostly high vol U.S. mines which are losing money at current price levels. The closure of these mines has somewhat loosened the labor pool in the Appalachian area which will hopefully help us on both hiring and wage cost fronts.

Looking forward, we expect the market to largely “crab walk” in Q2 as prices remain range bound. Fortunately, we have already essentially placed all of our coal sales for the year at guidance levels. There are reasons, however, for some optimism in the second half as Asian markets look to rebound and recover some lost momentum and softening in U.S. production begins to impact markets. We are even now seeing some increased sales interest over the last few weeks.

On our critical minerals front, we continue to make progress in terms of initial mine development and related chemical testing of our rare earth elements and critical minerals at the Brook Mine in Wyoming. We are continuing deeper and more core drilling as well as chemical sequential digestion to help determine appropriate processing techniques. We anticipate the completion of our techno economic analysis this year to evaluate the overall commercial aspects of the opportunity.

As a reminder, in March Weir International, Inc. issued a revised technical exploration report regarding Ramaco’s rare earth opportunity. In terms of its key findings, both the reported rare earth tonnage volume and concentration estimates essentially doubled since Weir's initial May 2023 Report. Importantly, a number of material lithologies showed maximum ppm concentrations exceeding 9,000 ppm, including from coal. In addition, over 10% of the Brook Mine deposit was estimated to contain gallium and germanium, two high value critical minerals recently banned by China.

Lastly, we recently closed an agreement to both extend and increase the size of our existing Revolver with a banking syndicate led by KeyBank, NA. The new facility increases the Revolver from $125 million to $200 million with an accordion feature to increase the ultimate size by an additional amount of $75 million to $275 million. As we look to further growth in production over the coming years, we now welcome the additional flexibility of a larger facility to meet normal operating requirements. The term of the new facility has also been extended to five years, from an original three years. We view the successful closing of this facility as another testament to our strong credit standing and conservative financial metrics.

In summary, we had a challenging quarter. We will move beyond it. We look forward to improving our operational and financial results throughout the remainder of the year as we execute on both our metallurgical coal production growth strategy, while advancing the commercial development of our Brook Mine REE and critical mineral project.”

Key operational and financial metrics are presented below:

Key Metrics
	1Q24	4Q23	Chg.	1Q23	Chg.
Total Tons Sold ('000)	929	988	(6)%	757	23%
Revenue ($mm)	$172.7	$202.7	(15)%	$166.4	4%
Cost of Sales ($mm)	$139.7	$139.4	0%	$110.5	26%
Non-GAAP Pricing of Tons Sold ($/Ton) [1]	$155	$175	(11)%	$188	(18)%
Non-GAAP Cash Cost of Sales ($/Ton) [1]	$118	$107	10%	$109	8%
Non-GAAP Cash Margins on Tons Sold ($/Ton)	$37	$68	(46)%	$79	(53)%
Net Income ($mm)	$2.0	$30.0	(93)%	$25.3	(92)%
Diluted EPS - Class A Common Stock	$(0.00)	$0.60	(100)%	$0.57	(100)%
Adjusted EBITDA ($mm) [1]	$24.2	$58.5	(59)%	$48.3	(50)%
Capex ($mm)	$18.7	$18.0	4%	$23.5	(20)%
Adjusted EBITDA less Capex ($mm)	$5.4	$40.5	(87)%	$24.7	(78)%

(1) See “Reconciliation of Non-GAAP Measures”

Differences may occur due to rounding.

FIRST QUARTER 2024 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the first quarter of 2024, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 844,000 tons, up 1% from the same period of 2023. The Elk Creek complex produced 467,000 tons, down 24% from 611,000 tons last year. The decline was due to both challenging geology and labor constraints, both of which we believe are largely behind us as of this month. The Berwind, Knox Creek, and Maben complexes increased production to a record 377,000 tons in the quarter, up 69% from 223,000 tons for the same period last year.

Quarterly pricing was $155 per ton, which was 18% lower compared to $188 per ton in the first quarter of 2023. This mirrored the year-over-year decline in U.S. metallurgical coal price indices. Cash mine costs were $118 per ton sold, excluding transportation costs, alternative mineral development costs, and idle mine costs, which was an 8% increase from the same period in 2023. As a result of the above, cash margins were $37 per ton during the quarter, down from $79 per ton in the same period of 2023. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Quarter over Quarter Comparison

First quarter of 2024 production was 844,000 tons, up 13% compared with the fourth quarter of 2023, largely due to the lack of vacation periods in the first quarter of 2024. Total quarterly sales volume of 929,000 tons was down from 988,000 tons in the fourth quarter of 2023, with the decline in the first quarter of 2024 due to a lower inventory reduction compared to the fourth quarter of 2023.

The realized price of $155 per ton during the first quarter of 2024 was down 11% from $175 per ton in the fourth quarter 2023 reflecting weaker market conditions and lower index pricing in the first quarter of 2024. First quarter of 2024 cash costs of $118 per ton compared to $107 per ton in the fourth quarter of 2023. Correspondingly, cash margins were $37 per ton during the first quarter of 2024, decreasing from $68 per ton in the fourth quarter of 2023, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of March 31, 2024, the Company had liquidity of $95.8 million, consisting of $30.5 million of cash plus $65.3 million of availability under our revolving credit facility. Liquidity was up 46% from $65.4 million in the same period of 2023.

On March 31, 2024, accounts receivable hit record quarter-end levels of $103.5 million, up $32.4 million from $71.1 million as of March 31, 2023. The increase is reflective of the material increases in both overall and seaborne sales. First quarter of 2024 capital expenditures totaled $18.7 million. This was down from $23.5 million in the same period of 2023, and up slightly from $18.0 million in the fourth quarter of 2023.

The Company’s effective quarterly tax rate was 21%. For the first quarter of 2024, the Company recognized income tax expense of $0.5 million.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2024	2023	2023

Sales Volume (tons)	929	988	757

Company Production (tons)
Elk Creek Mining Complex	467	412	611
Berwind Mining Complex (includes Knox Creek and Maben)	377	333	223
Total	844	745	834

Per Ton Financial Metrics (a)
Average revenue per ton	$155	$175	$188
Average cash costs of coal sold	118	107	109
Average cash margin per ton	$37	$68	$79

Capital Expenditures	$18,730	$17,980	$23,546

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2024 Guidance	2023

Company Production (tons)	4,000 - 4,400	3,174

Sales (tons) (a)	4,200 - 4,600	3,455

Cash Costs Per Ton Sold (b)	$105 - 111	$110

Other
Capital Expenditures (c)	$53,000 - 63,000	$82,904
Selling, general and administrative expense (d)	$38,000 - 42,000	$35,926
Depreciation, depletion, and amortization expense	$62,000 - 68,000	$54,252
Interest expense, net	$4,000 - 5,000	$8,903
Effective tax rate (e)	20 - 25%	21%
Idle Mine Costs	$0	$3,978

(a)	Includes purchased coal.
(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.
(c)	Excludes capitalized interest for 2023.
(d)	Excludes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2024 Sales Volume(a)

(In millions, except per ton amounts)

	2024
	Volume	Average Price
North America, fixed priced	1.4	$167
Seaborne, fixed priced	0.7	$150
Total, fixed priced	2.1	$162
Index priced	2.0
Total committed tons	4.2

(a)	Amounts as of April 30, 2024 and include purchased coal. Totals may not add due to rounding. Does not include committed sales expected to be fulfilled in later years.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major rare earth deposit of primary magnetic rare earths was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FIRST QUARTER 2024 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, May 9, 2024. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on May 9, 2024:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources First Quarter 2024 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Knox Creek complexes, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2024		2023

Revenue		$172,676	$166,360

Costs and expenses
Cost of sales (exclusive of items shown separately below)		139,713	110,549
Asset retirement obligations accretion		354	350
Depreciation, depletion, and amortization		15,220	11,852
Selling, general, and administrative		14,114	11,742
Total costs and expenses		169,401	134,493

Operating income		3,275	31,867

Other income (expense), net		629	1,247
Interest expense, net		(1,332)	(2,309)
Income before tax		2,572	30,805
Income tax expense		540	5,548
Net income		$2,032	$25,257

Earnings per common share
Basic - Single class (through 6/20/2023)	$	N/A	$0.57
Basic - Class A		$(0.00)	$—
Total		$(0.00)	$0.57

Basic - Class B		$0.24	$—

Diluted - Single class (through 6/20/23)	$	N/A	$0.57
Diluted - Class A		$(0.00)	$—
Total		$(0.00)	$0.57

Diluted - Class B		$0.23	$—

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	March 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$30,503	$41,962
Accounts receivable	103,539	96,866
Inventories	41,280	37,163
Prepaid expenses and other	7,286	13,748
Total current assets	182,608	189,739
Property, plant, and equipment, net	466,253	459,091
Financing lease right-of-use assets, net	17,148	10,282
Advanced coal royalties	3,410	2,964
Other	4,592	3,760
Total Assets	$674,011	$665,836

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$59,694	$51,624
Accrued liabilities	49,657	52,225
Current portion of asset retirement obligations	110	110
Current portion of long-term debt	28,227	56,534
Current portion of financing lease obligations	8,541	5,456
Insurance financing liability	2,238	4,037
Total current liabilities	148,467	169,986
Asset retirement obligations, net	29,197	28,850
Long-term debt, net	24,739	349
Long-term financing lease obligations, net	8,543	4,915
Senior notes, net	33,412	33,296
Deferred tax liability, net	52,424	54,352
Other long-term liabilities	4,961	4,483
Total liabilities	301,743	296,231

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Class A common stock, $0.01 par value	443	440
Class B common stock, $0.01 par value	88	88
Additional paid-in capital	279,962	277,133
Retained earnings	91,775	91,944
Total stockholders' equity	372,268	369,605
Total Liabilities and Stockholders' Equity	$674,011	$665,836

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Three months ended March 31,
In thousands	2024	2023
Cash flows from operating activities
Net income	$2,032	$25,257
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	354	350
Depreciation, depletion, and amortization	15,220	11,852
Amortization of debt issuance costs	207	149
Stock-based compensation	4,702	2,937
Other	(23)	—
Deferred income taxes	(1,928)	2,154
Changes in operating assets and liabilities:
Accounts receivable	(6,673)	(29,925)
Prepaid expenses and other current assets	6,462	4,779
Inventories	(4,117)	(5,998)
Other assets and liabilities	(494)	(823)
Accounts payable	6,301	13,902
Accrued liabilities	3,145	(3,272)
Net cash from operating activities	25,188	21,362

Cash flow from investing activities:
Capital expenditures	(18,730)	(23,546)
Other	65	1,182
Net cash used for investing activities	(18,665)	(22,364)

Cash flows from financing activities
Proceeds from borrowings	51,500	45,000
Payments of dividends	(8,319)	(5,556)
Repayment of borrowings	(55,417)	(24,145)
Repayment of Ramaco Coal acquisition financing - related party	—	(10,000)
Repayments of insurance financing	(1,799)	(1,433)
Repayments of equipment finance leases	(2,077)	(1,746)
Shares surrendered for withholding taxes	(1,870)	(115)
Net cash used financing activities	(17,982)	2,005

Net change in cash and cash equivalents and restricted cash	(11,459)	1,003
Cash and cash equivalents and restricted cash, beginning of period	42,781	36,473
Cash and cash equivalents and restricted cash, end of period	$31,322	$37,476

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Q1	Q4	Q1
(In thousands)	2024	2023	2023

Reconciliation of Net Income to Adjusted EBITDA
Net income	$2,032	$30,038	$25,257
Depreciation, depletion, and amortization	15,220	14,401	11,852
Interest expense, net	1,332	1,630	2,309
Income tax expense	540	8,829	5,548
EBITDA	19,124	54,898	44,966
Stock-based compensation	4,702	3,199	2,937
Accretion of asset retirement obligations	354	354	350
Adjusted EBITDA	$24,180	$58,451	$48,253

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

(In thousands, except per ton amounts)	Q1 2024	Q4 2023	Q1 2023

Revenue	$172,676	$202,729	$166,360
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	(28,285)	(30,287)	(24,446)
Non-GAAP revenue (FOB mine)	$144,391	$172,442	$141,914
Tons sold	929	988	757
Revenue per ton sold (FOB mine)	$155	$175	$188

Non-GAAP cash cost per ton

(In thousands, except per ton amounts)	Q1 2024	Q4 2023	Q1 2023

Cost of sales	$139,713	$139,410	$110,549
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(28,876)	(31,272)	(24,481)
Alternative mineral development costs	(1,135)	(1,107)	(980)
Idle and other costs	(237)	(1,041)	(2,559)
Non-GAAP cash cost of sales	$109,465	$105,990	$82,529
Tons sold	929	988	757
Cash cost per ton sold (FOB mine)	$118	$107	$109

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

# # #